THOR
INDUSTRIES, INC.

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539

NEWS RELEASE

Date: Contact:	May 3, 2004 Wade F. B. Thompson or Peter Orthwein

THOR SALES SOAR 56% TO $645 MILLION IN 3 MONTHS ENDED APRIL 30, 2004;
NOW LARGEST RV MANUFACTURER IN BOTH REVENUES AND UNITS; BACKLOG
AND ORDER INPUT AT RECORDS; RECORD APRIL RV RETAIL SALES UP 33%
FOLLOWING A 31% INCREASE IN MARCH.

Thor Industries, Inc. (NYSE: THO) announced today record preliminary sales of $645 million for the 3 months ended April 30, 2004, an increase of 56% over last year’s $413 million. RV sales for the three months were a record $594 million, up 65% from last year’s $359 million. Thor is now the largest RV builder in both revenues and units. 2004 sales include $68 million from Damon in the quarter. Bus sales for the three months were $51 million versus $54 million last year. Sales for the 9 months ended April 30, 2004 were $1,562,000,000, up 36% from $1,149,000,000 last year.

As previously reported, the company took price increases in March to offset commodity cost increases from items such as steel, lumber, and aluminum. Despite these price increases, which applied to almost all orders on hand, new orders in March and April totaled over $530 million. As of April 30, 2004, the company’s order backlog was $600 million ($479 million RV, up 177% from last year and $121 million bus, up 24% from $97 million last year), a record and up 122% from April 30, 2003. This improvement in the Bus industry indicates that the segment is strengthening. Order backlog this year includes Damon of $35 million, acquired on September 2, 2003. Thor retail RV sales of 9,344 units in April were a record, up 33% from last year, following record retail sales of 7,253 units (up 31%) in March.

With industry retail unit sales up 23% through February and wholesale industry shipments up 29% in March, we expect a very robust 2004.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.